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                                                                  Exhibit (c)(4)


                                                               December 21, 1999


National Nephrology Associates, Inc.
511 Union Street, Suite 1800
Nashville, TN  37219

Gentlemen:

         In connection with our consideration of a possible transaction with National Nephrology Associates, Inc. (the "Company"), we have requested information concerning the Company. As a condition to your furnishing of that information to us, we agree, as set forth below, to treat confidentially that information and any other information (collectively, "Evaluation Data") furnished to us (at any time on, before or after the date of this agreement) by the Company or its affiliates or representatives concerning the Company.

         We will not use the Evaluation Data for any purpose other than the evaluation of the possible transaction with the Company and the Evaluation Data shall be kept confidential by us and our agents; however, Evaluation Data may be disclosed to those of our directors, officers and representatives who need to have access to such Evaluation Data for our evaluation of a possible transaction with the Company (we shall (x) inform such directors, officers and representatives of the confidential nature of such information and (y) direct and cause them (i) to keep such information confidential, and (ii) not to use such information for any purpose other than the evaluation of the possible transaction between us and the Company).

         In addition, without the prior written consent of the Company, we shall not, and shall direct and cause our directors, officers and representatives not to, disclose to any person the fact that discussions or negotiations are taking place concerning a possible transaction between us and the Company or any of the terms, conditions or other facts with respect to any such possible transaction, including, but not limited to, the status thereof. The term "person" as used in this agreement shall be interpreted very broadly and shall include, but not be limited to, any individual, corporation, company, partnership, limited liability company, governmental body or agency, or other legal entity.

         At any time at the request of the Company, we shall promptly deliver to the Company all documents and other material in our possession (or in the possession of any of our directors, officers and representatives) containing or based upon any of the Evaluation Data, whether prepared by the Company, us or any other person at any time before or after the date of this agreement, without retaining any copies thereof.

         This agreement shall not apply to particular portions of the Evaluation Data that (x) are or become matters of general public knowledge other than as a result of a disclosure by us or our directors, officers, employees or representatives or (y) are disclosed to us on a non-confidential basis by a source (other than the Company or its agents) not thereby violating any agreement with or other duty to the Company.
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         We acknowledge that, although the Company has endeavored to provide the
Evaluation Data requested by us, the Company and its agents make no representation or warranty as to the accuracy or completeness of the Evaluation Data. We agree that none of the Company, its affiliates, and their respective directors, officers, employees and representatives shall have any liability to us or any of our representatives resulting from or in connection with the use of any of the Evaluation Data by us or our representatives.

         No failure or delay by the Company to exercise any right or remedy under or with respect to this agreement shall operate as a waiver nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right or remedy. This agreement may not be changed or terminated orally; all waivers hereunder must be in writing and executed by the Company. This agreement shall be governed and construed in accordance with the internal laws of the State of New York and we hereby consent to the jurisdiction of the courts of the State of New York (and the federal courts located therein) for purposes of any action or proceeding to enforce, or otherwise relating to, this agreement and agree that process in any such action or proceeding may be served on us anywhere in the world.

                                Very truly yours,

                                Renex Corp.

                                By: /s/ James P. Shea
                                    ---------------------------------
                                    Name: James P. Shea
                                    Title: President and Chief Executive Officer


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